Exhibit 4.9

November [  ], 2001

U.S. Bank Trust National Association, as Trustee
550 South Hope Street
Suite 500
Los Angeles, California 90071
Attn: Mr. Brad Scarbrough

    Re: Letter Agreement

Dear Mr. Scarbrough:

    In connection with the Agreement and Plan of Merger (the "Agreement"), dated as of June 12, 2001, by and among Applera Corporation, a Delaware corporation (the "Parent"), Angel Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (the "Merger Sub"), and Axys Pharmaceuticals, Inc., a Delaware corporation (the "Company"), the Company will effect a merger of Merger Sub with and into the Company, with the Company remaining as the surviving corporation and a wholly owned subsidiary of Applera (the "Merger") on or about November 16, 2001. This Letter Agreement is being furnished to you as the Trustee pursuant to Section 8.04 of the Company's 8% Senior Secured Convertible Notes due 2004 (the "Notes") under the Indenture (the "Original Indenture"), dated as of September 22, 2000, between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture (the "Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), dated as of September 22, 2000, between the Company and the Trustee. Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Indenture.

    Pursuant to Section 8.04 of the Supplemental Indenture, this Letter Agreement sets forth the treatment of the Notes upon the consummation of the Merger. Each Holder of the Notes outstanding at the consummation of the Merger shall have the right to convert such Notes into the number of shares of Applera Corporation—Celera Genomics Group common stock, par value $0.01 per share ("Parent Common Stock"), that would be receivable at the consummation of the Merger by a holder of the number of shares of the Company's common stock, par value $0.001 per share ("Company Common Stock"), deliverable upon conversion of such Notes immediately prior to the consummation of the Merger. Parent hereby acknowledges and agrees that the Notes will be subject to future adjustments pursuant to Article 8 of the Supplemental Indenture in accordance with the terms thereof, which adjustments shall be as equivalent as may be practicable to the adjustments provided for in such Article 8. If the Holder has converted the Note in part into shares of Company Common Stock prior to the consummation of the Merger, this Letter Agreement applies only to the portion of the Note that may still be subject to conversion into Company Common Stock.

    Prior to the consummation of the Merger, the Parent shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 (the "Securities Act") for the registration of the shares of such shares of stock issuable upon conversion of the Notes after the Merger. The Parent and the Company shall each use its reasonable best efforts to have the Form S-3 declared effective under the Securities Act. The Parent shall also take any action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under applicable state securities laws in connection with the registration and qualification of the Parent Common Stock issuable upon conversion of the Notes after the Merger.

    The Parent agrees to be jointly and severally liable with the Company for the payment and performance of all of the Company's obligations under the Notes and the Indenture.

    Please sign a copy of this Letter Agreement where indicated and return it to the Company in the enclosed return envelope, whereafter this shall be a binding agreement as of the date first set forth above to be governed by the laws of the State of California without reference to its conflict of laws provisions. By signing this Letter Agreement, you hereby agree that the Company's obligations to execute a written agreement under Section 8.04 of the Supplemental Indenture has been satisfied or waived.

    Should you have any questions or concerns regarding the Notes or the Merger, please feel free to contact William J. Newell, Senior Vice President and Secretary, at Axys Pharmaceuticals at (650) 866-6639.

Best regards,
APPLERA CORPORATION
By:
Name: Title:
ANGEL ACQUISITION SUB, INC.
By:
Name: Title:
AXYS PHARMACEUTICALS, INC.
By:
Name: William J. Newell Title: Senior Vice President and Secretary
Acknowledged and Agreed:
U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE
By:
Name: Title: